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                                                                      Exhibit 99


HARDINGE INC.
                                                              ONE HARDINGE DRIVE
                                                              ELMIRA, NY  14902
                                                              (NASDAQ: HDNG)


AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Richard L. Simons                  For General Info: Kerry Thalheim/ Maura Gedid
Executive VP & CFO                 For Analyst Info: John McNamara
(607) 734-2281                     For Media Info: William Keegan
                                   (212) 661-8030

FOR IMMEDIATE RELEASE


                  HARDINGE REPURCHASE PROGRAM AUTHORIZED FOR AN

                          ADDITIONAL ONE MILLION SHARES

ELMIRA, N.Y., JULY 26, 2000 -- Hardinge Inc. (Nasdaq:HDNG) today announced that its Board of Directors has expanded its share buyback program by authorizing a plan to repurchase up to an additional one million shares. Any such purchases will be made from time to time in the open market or in privately negotiated transactions and will be at the discretion of management. Shares repurchased will be available for use under the Company's employee incentive compensation plans and for other general corporate purposes.

         Robert E. Agan, Chairman and Chief Executive Officer, commented, "The decision to repurchase our stock reflects management's optimism about the long-term performance of the Company and future prospects for the machine tool industry. At current values, we believe a stock buyback is an appropriate use of the Company's financial resources."

         A previous stock repurchase plan, authorized in April of 1999, resulted in the company purchasing over 900,000 shares in the open market.

         Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring metal-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, electrical discharge machines and other industrial products. The Company's common stock trades on Nasdaq under the symbol "HDNG."

    To receive additional information on Hardinge Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code HDNG.